EXHIBIT 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8319	Media Contact: Jeanne Norcross Vice President Corporate Affairs (616) 878-2830

Spartan Stores Appoints Dennis Eidson Company President
and to Board of Directors

Supply Chain and New Business Development Report to Eidson

GRAND RAPIDS, MICHIGAN-October 19, 2007-Spartan Stores, Inc., (Nasdaq: SPTN) today announced that the Board of Directors has appointed Mr. Dennis Eidson as the Company President and Chief Operating Officer. Mr. Eidson has also been appointed as a Director on the Company's board and his term will expire at the Company's annual shareholders' meeting in 2010. The board has expanded to nine members, seven of which are independent. These appointments are effective Monday, October 22, 2007.

Mr. Eidson will continue to report directly to Mr. Craig Sturken, who continues his responsibilities as Chairman and Chief Executive Officer. As President and Chief Operating Officer, Mr. Eidson will lead the Company's overall strategy implementation and execution, and direct all operating aspects of both the retail and distribution business segments.

Under the new organizational structure, Mr. Derek Jones, Executive Vice President, Supply Chain will report to Mr. Eidson, while Mr. Tom Berg, Vice President, Business Development will report directly to Mr. Jones. Both positions previously reported directly to Mr. Sturken. Mr. Eidson's current direct reports are Mr. Ted Adornato, Executive Vice President, Retail Operations, Mr. Alan Hartline, Senior Vice President, Merchandising, Mr. Ken Thewes, Vice President, Marketing and Mr. Tom Montgomery, Manager, Retail Services. These positions will continue reporting directly to Mr. Eidson under the new structure.

"Our steady business expansion and continuing organizational growth during the past four years necessitated the change in our organizational structure and expansion of our board," stated Spartan's Chairman and Chief Executive Officer, Craig C. Sturken. We are extremely pleased to appoint Dennis to this position because of his exceptional leadership skills, collaborative management style and profound understanding of the grocery industry. Dennis has been instrumental in developing and implementing many of the critical marketing, merchandising, and category management practices that initially stabilized our business and have since led to a consistent record of revenue and earnings growth. In addition, these practices have enabled us to gain market share during a challenging economic climate and period of unprecedented competition in the grocery industry. Dennis has also played a key role in helping to turn Spartan Stores' corporate culture into a highly motivated and performance driven organization."

Dennis Eidson joined Spartan Stores in March 2003 as Executive Vice President of Marketing and Merchandising. In February, he was appointed to the newly created position of Executive Vice President and Chief Operating Officer. He has accumulated more than 36 years of grocery industry knowledge and experience. Prior to joining Spartan Stores, Eidson was Divisional President and Chief Executive Officer of the Great Atlantic and Pacific Tea Company's Midwest region, and Assistant General Manager for Nash Finch, Inc.'s Michigan Operations. He is a graduate of Michigan State University's Food Management program and has spent his entire career working in the Midwest region's grocery industry.

"The position of President and new reporting structure will allow us to better accommodate our continued growth," said Mr. Sturken. "Moreover, the changes will allow me to focus more effort on the most important long-term strategic growth aspects of our business plan and less on the daily operational execution. I have tremendous confidence in Dennis' leadership skills and we welcome him to our board and look forward to his contributions. His keen market insights along with the exceptional talents and dedication of our entire executive management team and associates are the greatest assets of our organization. Our business success has been built on the collective talents of our entire team and their outstanding skills will serve us well as our Company continues on its growth path."

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation's tenth largest grocery distributor with warehouse facilities in Grand Rapids and Plymouth, Michigan. The Company distributes more than 40,000 private-label and national brand products to nearly 400 independent grocery stores in Michigan, Ohio and Indiana. Spartan Stores also owns and operates 88 retail supermarkets and 14 deep-discount food and drug stores in Michigan and Ohio, including Family Fare Supermarkets, Glen's Markets, D&W Fresh Markets, Felpausch Food Centers and The Pharm.